EXHIBIT 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700
BREEZE-EASTERN REPORTS FISCAL 2009
SECOND QUARTER RESULTS
Sales off for the quarter and six months, on track for full year to achieve 2% – 5% sales increase
Union, New Jersey – October 22, 2008 – Breeze-Eastern Corporation (AMEX:BZC) today reported that net income for the 2009 fiscal second quarter was $0.1 million versus $0.8 million in the prior-year period, or $.02 per diluted share compared to $.09 per diluted share in the prior-year period. During the second quarter of fiscal 2009 the Company refinanced its debt and recorded a pretax charge of $0.6 million relating to the write-off of unamortized debt origination fees and prepayment penalties. Without these charges income would have been $0.05 per diluted share for the fiscal 2009 second quarter. Operating income for the second quarter of fiscal 2009 was $1.2 million compared to $2.3 million for the second quarter of fiscal 2008. Sales of $14.5 million in the fiscal second quarter of 2009 declined from $17.2 million for the same period in the prior year. Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release, for the second quarter of fiscal 2009 was $1.6 million versus $2.6 million in the prior year period. New orders received during the 2009 fiscal second quarter were $18.4 million compared to $27.6 million in the prior fiscal year’s second quarter. The Company’s book-to-bill ratio for the fiscal 2009 second quarter was 1.3 compared with 1.6 in last year’s fiscal second quarter and 1.1 for the full fiscal year 2008.
For the six month period ended September 28, 2008 the Company reported net income of $0.9 million versus $1.4 million for the same period last year or income of $.10 per diluted share in the first half of fiscal 2009 compared to $.15 per diluted share for the same period in fiscal 2008. Operating income for the first six months of fiscal 2009 was $3.0 million versus $4.3 million for the same period in fiscal 2008. Sales for the first six months of fiscal 2009 declined to $28.5 million from $33.5 million for the same period last year. Adjusted EBITDA was $3.7 million for the first six months of fiscal 2009 versus $4.9 million for the same period last year. New orders received during the first six months of fiscal 2009 were $41.4 million compared to $35.8 million for the same period in fiscal 2008. The book-to-bill ratio for the first six months of fiscal 2009 was 1.5 versus 1.1 in the in the first six months of fiscal 2008.
700 Liberty Avenue • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation — October 22, 2008
Fiscal 2009 Second Quarter Earnings Release	Page 2 of 6
Robert L. G. White, President and Chief Executive Officer of the Company, said, “The book to bill ratios of 1.3 and 1.5 for the second quarter of fiscal 2009 and the first six months of fiscal 2009, respectively, are a positive sign that our business is sustaining its growth in booking new orders. The backlog as of September 28, 2008 was at a record level of $137.2 million compared to $124.3 million at the end of fiscal 2008 representing a 10% increase. The challenge has been to book orders that can be shipped in fiscal 2009. However, based on currently available information relative to our customers’ schedules, we are confident that the order pattern necessary to achieve our previously disclosed fiscal 2009 target of a sales increase in the range of 2% to 5% will develop. In recent years, our revenues in the second half of the fiscal year have generally exceeded revenues in the first half and we expect this trend to continue in fiscal 2009 with favorable sales and net income comparisons in the second half.
Mr. White continued, “The gross margin of 42% for the first six months of fiscal 2009 versus 41% for the same period last year reflects a significant improvement in manufacturing performance which has offset somewhat the volume decreases in new production and spares. The demand for spare parts remained weak, down $1.5 million in sales compared to the fiscal 2008 second quarter. We believe that the decreased demand is due primarily to the delay in fully funding the war effort in Iraq and Afghanistan. This delay is the single biggest factor impacting the shift in our product mix. While we remain confident that the unrealized portion of the spare parts sales will eventually be ordered, it is not clear at this time when that will occur. Our general, administrative and selling expenses for the first six months of fiscal 2009 were $0.5 million less than the same period in fiscal 2008. This reduction was primarily due to lower non-recurring engineering expenditures and one time costs in the second quarter of fiscal 2008 associated with a threatened proxy contest offset somewhat by higher internal research and development costs related to new product development. We will continue to prudently review our spending to identify areas to control and reduce these costs where practicable. As mentioned above, we completed a refinancing of our bank debt. The refinancing and lower debt levels are expected to save us in excess of $1.0 million in interest expense in fiscal 2009 compared to fiscal 2008. Our debt, net of cash on hand, at the end of the second quarter of fiscal 2009 was $22.7 million, an increase of $2.3 million from the end of the first fiscal quarter of 2009. The increase was primarily driven by an interim requirement to utilize the revolving credit facility to build up inventory to meet the shipping schedule in the last half of the fiscal year. At $28.5 million, working capital was essentially flat in the second quarter of fiscal 2009 compared to the first quarter of fiscal 2009. While we expect to be reporting a provision for income taxes on a GAAP basis in the low 40% range for fiscal 2009, the actual taxes to be paid will be below 10% as we expect to continue to utilize our net operating loss carry-forwards to offset the reported tax expense.”

Breeze-Eastern Corporation — October 22, 2008
Fiscal 2009 Second Quarter Earnings Release	Page 3 of 6
Outlook
Mr. White concluded, “Our products are used in literally every developed country in the world. As such, the current turmoil in the financial markets could eventually impact our operations. Notwithstanding that, funding for programs in which we are involved continue to receive the necessary financial resources. As I noted earlier, our backlog is at a record level and we expect to realize the benefits of this in the last half of fiscal 2009 and beyond. The fundamentals of our company are strong and we remain confident that our fiscal 2009 sales will be 2% to 5% higher than fiscal 2008, and that our overall cost and expense structure will remain relatively consistent between the two years.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, which employs approximately 184 people at its facility in Union, New Jersey, reported sales of $76.0 million in the fiscal year ended March 31, 2008.
Non–GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense and loss on extinguishment of debt). These are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.

Breeze-Eastern Corporation — October 22, 2008
Fiscal 2009 Second Quarter Earnings Release	Page 4 of 6

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; interest rate trends; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and Quarterly Report on Form 10-Q for the period ended June 29, 2008.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — October 22, 2008
Fiscal 2009 Second Quarter Earnings Release	Page 5 of 6
BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Six Months Ended
	9/28/08	9/30/07	9/28/08	9/30/07
Net sales	$14,507	$17,240	$28,475	$33,495
Cost of sales	8,637	10,006	16,583	19,844

Gross profit	5,870	7,234	11,892	13,651

General, administrative and selling expenses	4,636	4,953	8,863	9,355
Interest expense	385	892	824	1,824
Other expense-net	51	55	88	69
Loss on extinguishment of debt	551	—	551	—

Income before income taxes	247	1,334	1,566	2,403

Provision for income taxes	104	533	658	961

Net income	$143	$801	$908	$1,442

Basic earnings per share:
Net income	$0.02	$0.09	$0.10	$0.16

Diluted earnings per share:
Net income	$0.02	$0.09	$0.10	$0.15

Weighted average basic shares	9,348,000	9,312,000	9,344,000	9,299,000
Weighted average diluted shares	9,413,000	9,406,000	9,411,000	9,391,000
BALANCE SHEET INFORMATION

	9/28/08	3/31/08
Current assets	$48,576	$47,791
Property, plant and equipment – net	4,071	3,833
Other assets	24,903	24,566

Total assets	$77,550	$76,190

Current portion of long-term debt and short term borrowings	$5,686	$5,977
Other current liabilities	14,389	13,270

Total current liabilities	20,075	19,247
Long-term debt	19,714	19,849
Other non-current liabilities	9,631	10,202
Stockholders’ equity	28,130	26,892

Total liabilities and stockholders’ equity	$77,550	$76,190

Breeze-Eastern Corporation — October 22, 2008
Fiscal 2009 Second Quarter Earnings Release	Page 6 of 6
Reconciliation of Reported Income to Adjusted EBITDA

	Three Months Ended		Six Months Ended
	9/28/08	9/30/07	9/28/08	9/30/07
Net sales	$14,507	$17,240	$28,475	$33,495
Cost of sales	8,637	10,006	16,583	19,844

Gross Profit	5,870	7,234	11,892	13,651

General, administrative and selling expenses	4,636	4,953	8,863	9,355

Operating income	1,234	2,281	3,029	4,296

Add back: depreciation and amortization	372	298	700	590

Adjusted EBITDA	$1,606	$2,579	$3,729	$4,886

Net income	$143	$801	$908	$1,442
Provision for income taxes	104	533	658	961
Depreciation and amortization	372	298	700	590
Interest expense	385	892	824	1,824
Other expense-net	51	55	88	69
Loss on extinguishment of debt	551	—	551	—

Adjusted EBITDA	$1,606	$2,579	$3,729	$4,886

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